EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
APRIL 19, 2024

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2024

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the first quarter of 2024 of $2.3 million, or $0.26 per share, compared to $3.2 million, or $0.36 per share, earned in the first quarter of 2023. The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds, offset in part by an increase in interest income on loans. The higher interest expense on deposits is due to an increase in market rates and customers seeking higher interest rate options. The increase in interest income on loans was primarily due to higher rates and growth in the loan portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended
	March 31,
	2024	2023

Net income (in thousands)	$2,304	$3,197
Earnings per share - basic and diluted	$0.26	$0.36
Return on average assets	0.43%	0.60%
Return on average equity	5.60%	8.36%
Efficiency ratio	77.92%	70.24%
Net interest margin	2.13%	2.32%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the three months ended
March 31,
Company Stock (ATLO)	2024

Closing price	$20.18
Price range	$17.74 - 22.41
Book value per common share	$18.41
Cash dividend declared	$0.27
Dividend yield	5.35%

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31,
(Dollars in thousands)	2024	2023

Assets	$2,191,842	$2,189,651
Loans receivable, net	1,272,580	1,224,045
Deposits	1,872,123	1,896,793
Stockholders' equity	165,540	159,082
Capital ratio	7.55%	7.27%

First Quarter 2024 Results:

First quarter 2024 loan interest income was $2.8 million higher than first quarter 2023 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $2.9 million during this same period due primarily to an increase in market interest rates and customers shifting to higher rate deposit products. Other borrowed funds interest expense increased $804 thousand during the same period due primarily to increased borrowings. First quarter 2024 net interest income totaled $10.9 million, a decrease of $0.8 million, or 6.5%, compared to the same quarter a year ago. The Company’s net interest margin was 2.13% for the quarter ended March 31, 2024 as compared to 2.32% for the quarter ended March 31, 2023. The net interest margin was 2.15% for the quarter ended December 31, 2023. The decrease in net interest margin compared to 2023 was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $169 thousand was recognized in the first quarter of 2024 as compared to a credit loss expense of $275 thousand in the first quarter of 2023. Net loan recoveries totaled $4 thousand for the quarter ended March 31, 2024 compared to net loan charge-offs of $158 thousand for the quarter ended March 31, 2023. The credit loss expense in 2024 was primarily due to an increase in the risks associated with the softening of commercial real estate collateral. The credit loss expense in 2023 was primarily due to a charge-off in the agriculture loan portfolio.

Noninterest income for the first quarter of 2024 totaled $2.2 million as compared to $2.3 million in the first quarter of 2023, a decrease of 3%. The decrease is primarily due to losses on the sale of securities. The Company used the $2.0 million of proceeds from the sale of securities to reduce outstanding borrowings.

Noninterest expense for the first quarter of 2024 totaled $10.2 million compared to $9.8 million recorded in the first quarter of 2023, an increase of 4%. The increase is primarily due to higher FDIC assessments and normal increases in salaries and benefits. The efficiency ratio was 77.9% for the first quarter of 2024 as compared to 70.2% in the first quarter of 2023.

Income tax expense for the first quarter of 2024 totaled $416 thousand compared to $671 thousand recorded in the first quarter of 2023. The effective tax rate was 15% and 17% for the quarters ended March 31, 2024 and 2023, respectively. The lower than expected tax rate in 2024 and 2023 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of March 31, 2024, total assets were $2.19 billion, an increase of $2.2 million, as compared to March 31, 2023. The increase in assets was primarily due to an increase in loans and interest-bearing deposits, offset by a decrease in securities available-for-sale.

Securities available-for-sale as of March 31, 2024 decreased to $723.2 million from $788.9 million as of March 31, 2023. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.4 years as of March 31, 2024. There are approximately $96 million of investments maturing within one year at an average yield of approximately 1.6%.

Net loans as of March 31, 2024 increased to $1.27 billion as compared to $1.22 billion as of March 31, 2023, an increase of 4%. The increase was primarily due to an increase in the agriculture and 1-4 family loan portfolios. There are approximately $225 million of loans maturing within one year.

The allowance for credit losses on March 31, 2024 totaled $17.0 million, or 1.31% of loans, compared to $16.3 million, or 1.31% of loans, as of March 31, 2023. The increase in the allowance for credit losses is mainly due to loan growth and an increased collateral value risk factor in the commercial real estate portfolio. Regarding the commercial real estate portfolio, the Company’s outstanding loans to finance non-owner occupied commercial office properties is approximately 3% of total loans outstanding as of March 31, 2024.

Deposits totaled $1.87 billion as of March 31, 2024, a decrease of 1%, compared to $1.90 billion recorded as of March 31, 2023. The decline in deposits is primarily due to decreases in retail and commercial noninterest-bearing checking, savings and money market accounts as customers seek higher interest rates. A portion of the decline in retail and commercial noninterest-bearing checking, savings and money market accounts was offset by an increase in time deposits and public funds. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Other borrowings increased to $90.3 million as of March 31, 2024 compared to $78.6 million as of March 31, 2023. The increase in other borrowings is primarily due to growth in loans and a decrease in retail and commercial deposits. Bank Term Financing Program (BTFP) borrowings of $75 million matured during the first quarter of 2024 with an interest rate of 4.37%. The Company replaced $72 million of this borrowing with $30 million from the FHLB at a weighted average interest rate of 5.15% and $42 million from the BTFP at an interest rate of 5.40%. The Company plans to reduce borrowings throughout 2024 as investments mature.

The Company’s stockholders’ equity represented 7.6% of total assets as of March 31, 2024 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $165.5 million as of March 31, 2024, compared to $159.1 million as of March 31, 2023. The increase in stockholders’ equity was primarily the result of a decrease in unrealized losses on the investment portfolio.

Cash Dividend Announcement

On February 14, 2024, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2024 to stockholders of record as of May 1, 2024, equal to $0.27 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2023. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2024	2023

Cash and due from banks	$18,362	$20,493
Interest-bearing deposits in financial institutions and federal funds sold	93,040	66,693
Total cash and cash equivalents	111,402	87,186
Interest-bearing time deposits	7,660	13,923
Securities available-for-sale	723,205	788,910
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,593	3,328
Loans receivable, net	1,272,580	1,224,045
Loans held for sale	739	313
Bank premises and equipment, net	22,289	20,168
Accrued income receivable	12,246	10,594
Bank-owned life insurance	3,151	3,073
Deferred income taxes, net	16,568	19,250
Other intangible assets, net	1,342	1,801
Goodwill	12,424	12,424
Other assets	4,643	4,636

Total assets	$2,191,842	$2,189,651

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$354,082	$374,358
Interest-bearing checking	645,400	650,518
Savings and money market	570,398	629,288
Time, $250 and over	77,276	62,168
Other time	224,967	180,461
Total deposits	1,872,123	1,896,793

Securities sold under agreements to repurchase	53,037	46,202
Other borrowings	90,284	78,550
Dividends payable	2,428	2,428
Accrued interest payable	2,571	1,102
Accrued expenses and other liabilities	5,859	5,494
Total liabilities	2,026,302	2,030,569

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of March 31, 2024 and 2023.	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,316	180,097
Accumulated other comprehensive (loss)	(47,013)	(53,252)
Total stockholders' equity	165,540	159,082

Total liabilities and stockholders' equity	$2,191,842	$2,189,651

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Interest and dividend income:
Loans, including fees	$15,822	$13,071
Securities
Taxable	3,092	3,216
Tax-exempt	535	614
Other interest and dividend income	662	295

Total interest and dividend income	20,111	17,196

Interest expense:
Deposits	7,589	4,715
Other borrowed funds	1,616	812

Total interest expense	9,205	5,527

Net interest income	10,906	11,669

Credit loss expense	169	275

Net interest income after credit loss expense	10,737	11,394

Noninterest income:
Wealth management income	1,195	1,165
Service fees	322	323
Securities (losses), net	(165)	-
Gain on sale of loans held for sale	83	50
Merchant and card fees	362	414
Other noninterest income	380	302

Total noninterest income	2,177	2,254

Noninterest expense:
Salaries and employee benefits	6,237	5,970
Data processing	1,435	1,321
Occupancy expenses, net	777	810
FDIC insurance assessments	301	170
Professional fees	460	460
Business development	380	359
Intangible asset amortization	87	130
New markets tax credit projects amortization	174	192
Other operating expenses, net	343	368

Total noninterest expense	10,194	9,780

Income before income taxes	2,720	3,868

Income tax expense	416	671

Net income	$2,304	$3,197

Basic and diluted earnings per share	$0.26	$0.36

Declared dividends per share	$0.27	$0.27